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October 4, 2016

Filing Desk

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Wells Fargo Utilities and High Income Fund Ð File No. 811-21507

Dear Sir or Madam:

Pursuant to Rule 17g-1(g)(1)(B) of the Investment Company Act of 1940, we are filing on behalf of Wells Fargo Utilities and High Income Fund (the ÒTrustÓ) an amendment to the joint insured fidelity bond to which the Trust is a named insured.

There have been no other amendments to the documents and information relating to the joint insured fidelity bond previously filed on September 12, 2016.

Sincerely,

Johanne Castro

Assistant Secretary

Not FDIC Insured-No Bank Guarantee-May Lost Value